Exhibit 5.1

September 27, 2010

Virginia Commerce Bancorp, Inc.

5350 Lee Highway

Arlington, Virginia 22207

Ladies and Gentlemen:

We have advised Virginia Commerce Bancorp, Inc., a Virginia corporation (the “Company”), in connection with its issuance and sale of an aggregate of 1,904,766 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”), Series A common stock purchase warrants to purchase up to an aggregate of 952,383 shares of Common Stock (the “Series A Warrants”), Series B common stock purchase warrants to purchase up to an aggregate of 952,383 shares of Common Stock (the “Series B Warrants” and together with the Series A Warrants, the “Warrants”) and shares of Common Stock initially issuable upon exercise of the Warrants (the “Warrant Shares”) pursuant to the Registration Statement on Form S-3, Registration No. 333-167263 (the “Registration Statement”) declared effective by the Securities and Exchange Commission (the “Commission”) on June 15, 2010 under the Securities Act of 1933, as amended (the “Act”), the related prospectus included therein and the prospectus supplement (the “Prospectus Supplement”), to be filed with the Commission pursuant to Rule 424(b) promulgated under the Act. The Company will issue the Shares and Warrants pursuant to that certain Securities Purchase Agreement, dated September 23, 2010, among the Company and the purchasers identified on the signature pages thereto (the “Securities Purchase Agreement”).

We have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

In connection with the foregoing, we have relied upon, among other things, our examination of such documents and records of the Company and certificates of its officers and of public officials as we deemed necessary for purposes of the opinions expressed below. For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us, (v) the due authorization, execution and delivery of all documents by all parties, other than the Company, and the validity, binding effect and enforceability thereof and (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

ATLANTA     CHICAGO     HONG KONG     LONDON     NEW YORK     NEWARK     NORFOLK     ORANGE COUNTY     PORTLAND

RALEIGH     RICHMOND     SAN DIEGO     SHANGHAI     TYSONS CORNER     VIRGINIA BEACH     WASHINGTON, DC

Virginia Commerce Bancorp, Inc.

September 27, 2010

Upon the basis of such examination, we advise you that, in our opinion:

1.	The Shares have been duly authorized and, when paid for in accordance with the Securities Purchase Agreement, will be validly issued, fully paid and nonassessable.

2.	The Warrants, when issued and delivered by the Company in accordance with the terms and conditions of the Securities Purchase Agreement, will constitute valid and legally binding obligations of the Company.

3.	The Warrant Shares have been duly authorized and reserved for issuance and, when issued and paid for upon the exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

The foregoing opinions are subject to the following exclusions and qualifications:

(a)	our opinions are as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention and we disavow any undertaking to advise you of any changes in law; and

(b)	we express no opinion as to enforceability of any right or obligation to the extent such right and obligation is subject to and limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally, (ii) rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless whether arising prior to, or after, the date hereof or considered in a proceeding in equity or at law or (iii) the effect of federal and state securities laws and principles of public policy on the rights of indemnity and contribution.

We are members of the bars of the Commonwealth of Virginia and the State of New York and are not purporting to be experts on, or generally familiar with, or qualified to express legal conclusions based upon, laws of any state or jurisdiction other than the federal laws of the United States of America, the Commonwealth of Virginia and the State of New York and we express no opinion as to the effect of the laws of any other jurisdiction or as to the securities laws of any state (including, without limitation, New York and Virginia), municipal law or the laws of any local agencies within any state (including, without limitation, New York and Virginia). This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K to be filed by the Company on or about September 27, 2010, which will be incorporated by reference in the Registration Statement and to the reference to our firm in

Virginia Commerce Bancorp, Inc.

September 27, 2010

the Prospectus Supplement under the heading “Validity of Securities.” In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other person.

Very truly yours,

/s/ Troutman Sanders LLP